Exhibit 23

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-163316, 333-177730 and 333-182271) and Form S-8 (File No. 333-193349) of Synergy Pharmaceuticals Inc. and Subsidiaries (a development stage company) (the “Company”) of our reports dated March 17, 2014, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appear in this annual report on Form 10-K.

/s/ BDO USA, LLP
New York, New York

March 17, 2014